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                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  THIRTY-NINE WEEKS ENDED NOVEMBER 29, 1997 AND
 YEARS ENDED MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995, FEBRUARY 26, 1994 AND
                                FEBRUARY 27, 1993

                         (Dollar Amounts in Thousands)

                             Thirty-Nine             Year                Year             Year             Year                Year
                             Weeks Ended            Ended               Ended            Ended            Ended               Ended
                             November 29,         March 1,            March 2,         March 4,     February 26,        February 27,
                                    1997             1997                1996             1995             1994                1993
                                    ----             ----                ----             ----             ----                ----

Fixed Charges

Interest Expense                $121,329         $ 96,473            $ 68,341         $ 42,300         $ 28,683            $ 29,387

Interest Portion(1)
  of Net Rental Expense           80,676           66,067              52,080           40,424           40,427              37,659
                                --------         --------            --------         --------         --------            --------

Fixed Charges Before
  Capitalized Interest           202,005          162,540             120,421           82,724           69,110              67,046

Capitalized Interest               2,703            1,897               1,948              373              217                 445
                                --------         --------            --------         --------         --------            --------

Total Fixed Charges             $204,708         $164,437            $122,369         $ 83,097         $ 69,327            $ 67,491
                                ========         ========            ========         ========         ========            ========

Earnings

Income Before Extra-
  ordinary Loss and
  Income Taxes                  $329,561         $258,927(3)         $256,202         $231,464         $ 45,670(2)         $200,569


Fixed Charges Before
  Capitalized Interest           202,005          162,540             120,421           82,724           69,110              67,046
                                --------         --------            --------         --------         --------            --------

Total Adjusted Earnings         $531,566         $421,467            $376,623         $314,188         $114,780            $267,615
                                ========         ========            ========         ========         ========            ========

Ratio of Earnings to
  Fixed Charges                     2.60             2.56                3.08             3.78             1.66                3.97
                                ========         ========            ========         ========         ========            ========



(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.